                                  EXHIBIT 11.1


                      OBJECTIVE SYSTEMS INTEGRATORS, INC.
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            YEAR ENDED JUNE 30,
                                                                        ---------------------------
                                                                            1997      1996     1995
                                                                        --------   -------    -----
Weighted average common shares outstanding.....................            32,080    31,014   11,266
Equivalent shares from options granted during the twelve
  month period prior to the Company's initial public offering..                --       322      773
Weighted average common equivalent shares from
  convertible preferred stock (if-converted method)............                --        --   15,772
Equivalent shares attributable to options
  (treasury stock method)......................................                --     2,111    3,599
                                                                         --------   -------  -------
Total..........................................................            32,080    33,447   31,410
                                                                         ========   =======  =======
Net income (loss)..............................................         $ (18,464)  $ 9,675  $ 7,178
                                                                         ========   =======  =======
Net income (loss) per share....................................         $   (0.58)  $  0.29  $  0.23
                                                                         ========   =======  =======